Exhibit 3.1

Invech Holdings, Inc.

Corporation By-Laws

Section 1. Purposes: The Corporation may conduct any lawful business.

Section 2. Board of Directors: The management of the property and affairs of this Corporation shall be vested in its Board of Directors, herein referred to as the Board.

Section 3. Composition of the Board:

A. Membership

The Board shall be composed of the Officers of the Corporation and a Director who shall serve as Chairperson of the Board.

B. Term and Election

The Director and Officers shall be elected by the Stockholders of the Corporation in an election conducted by the Secretary. The Director and Officers shall serve annual terms automatically renewed unless an election is called.

C. Resignation and Removal

The Director and Officers may resign at any time effective upon written notice to the Director or Secretary. Any Director or Officer may be removed for any reason.

Section 4. Meetings of the Board:

A. Annual Meeting

The Board shall hold an annual meeting. During the annual meeting, the Board shall conduct all business as permitted in the By-Laws.

B. Special Meetings

A Special Meeting of the Board may be called by the Director or any Officer. Notice of a Special Meeting shall provide at least forty-eight (48) hours’ notice to the Director and Officers together with a description of the business to be addressed at the Special Meeting.

C. Notice

The Secretary shall confirm and/or cause notice of each Meeting to be given to each Director and Officer and shall send a copy to the Corporation’s General Counsel.

D. Conduct of Meetings

Meetings of the Board shall be conducted in a courteous, respectful and professional manner. The Director and Officers shall freely express questions, opinions, and concerns.

E. Quorum

When there are two (2) or more members of the Board, a majority of the Board must be present to hold a Board Meeting.

If Notice has been properly and timely given pursuant to Section 4 (C), and a Board member fails to attend the Board Meeting, then a second meeting may be Noticed to address the same exact business issues. If the same Board member fails to attend the second meeting, then a single Board member shall constitute a quorum sufficient to hold a Board Meeting.

F. Vote Required to Adopt

Except as set forth in Section 13, a majority vote by the Board Members shall be necessary to carry any motion.

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Section 5. Meetings of the Stockholders:

A. Purpose

A Stockholder Meeting may be held for any purpose.

B. Notice

Any Stockholder may call a Stockholder Meeting by giving at least forty-eight (48) days’ notice to each Stockholder together with a description of the business to be addressed at the Stockholder Meeting.

C. Voting and Proxy Voting

Each Share of stock in the Corporation shall have one (1) vote. Stockholders may vote their Shares directly or via proxy, duly given in writing and filed with the Secretary of this Corporation prior to the commencement of the Meeting.

D. Quorum

Holders of Shares owning at least fifty-one percent (51%) of the issued and outstanding Shares of stock in the Corporation must be present in person or by proxy in order to hold any Stockholder Meeting.

E. Vote Required to Adopt

Except as set forth in Section 13, a majority vote by the Stockholders present shall carry any motion.

Section 6. Notice: To the extent that notice is required or implied by any provision of these By-Laws, notice shall be given by sending notice to the email address on file with the Secretary of the Corporation. Each Stockholder understands the need to keep a current email address on file and to give written notice of all changes in the email address to the Secretary of the Corporation. Notice shall be deemed given and received as of the date the notice is sent via email.

Section 7. Power and Duties of the Board: The Board shall have the following powers and duties in addition to those set forth in Chapter 607 of the Florida Business Corporation Act or other applicable law:

A. Policy

The Board shall control the property and personnel of the Corporation. The Board shall determine the manner and method of conducting the business and affairs of the Corporation.

B. Budget

The President and Treasurer shall prepare and provide a budget for the Corporation and shall supervise the expenditure of funds. The proposed budget shall be presented by the President and Treasurer to the Board at each Annual Meeting. The budget shall be subject to revision at that time and ratification by the Board.

C. Annual Statement

The President shall prepare and provide a Statement of Affairs for the Corporation. The Statement of Affairs shall be presented by the President to the Board at each Annual Meeting. The statement shall be subject to revision at that time and ratification by the Board.

D. Distributions The Board may approve a distribution of funds to each Stockholder in a pro-rata amount for each share of Stock held in the Corporation.

E. Compensation

The Director and Officers may receive reasonable compensation for their services, except that they shall be entitled to and reimbursed for expenses incurred on behalf of the Corporation upon presentation of adequate proof of such expenditure.

Section 8. Duties of the Board Members

A. Director: The duties of the Director shall be:

1. General oversight of the business and affairs of the Board; and

2. Preside at all meetings of the Board and the Stockholders;

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B. President: The duties of the Director shall be:

1. Appoint committees and delegate assignments; and

2. Serve as the Corporate representative on all business matters.

C. Secretary: The duties of the Secretary shall be:

1. Keep minutes of all meetings of the Board and Stockholders;

2. Keep a record of all elections at meetings of the Board and Stockholders;

3. See that all notices are duly given as set forth in these By-Laws;

4. Maintain a register of the shares of stock issued by the Corporation;

5. Serve as custodian of all records of this Corporation except those required by other Officers and committee chairpersons pursuant to their duties.

D. Treasurer: The duties of the Treasurer shall be:

1. Collect funds owing to this Corporation and supervise the disbursement of funds of this Corporation;

2. Prepare and present to the Director and Officers an annual Budget and report of income and expenditures, accounting for all funds collected and disbursed;

Section 9 Contracts: The Board may authorize any Officer or agent of the Corporation to enter into any contract or execute and deliver any instrument on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 10 Loans: No loan shall be taken by the Corporation unless specifically authorized by a resolution of the Board.

Section 11 Inspection of Records: The Budget, Minutes, and other administrative and operational records of the Corporation shall be open to inspection upon written demand by the Director, any Officer, and any Stockholder owning more than thirty-five percent (35%) of the Shares of stock in the Corporation. The Board and Stockholders agree that this restriction is reasonable and necessary to protect the trade secrets and other confidential and sensitive information contained within the books and records of the Corporation.

Section 12 Indemnity: The Director, Officers, and all agents or employees shall be defended and indemnified by the Corporation against all claims relating to the course and scope of their duty or duties to the Corporation. The Corporation shall have no duty to indemnify or defend the Director, Officers, agents, or employees from claims of gross negligence, criminal negligence, intentional misconduct, and/or fraud.

Section 13 Super Majority Votes: Motions on the following issues shall require the vote of at least sixty-five percent (65%) of the Stockholders to carry:

A. Amending these By-Laws;

B. Capital Contributions;

C. Removal of the Director or any Officer;

D. Issuing New Shares of stock;

E. Issuing New Classes of Shares;

F. Terminating or rejecting the defense or indemnity of any Director, Officer, agent, or employee; and

G. Terminating, Dissolving, or winding down the business affairs of the Corporation or liquidating more than half of the assets and property of the Corporation.

Section 14 Capital Calls. The Board may approve a Capital Call for each holder of Shares to contribute an additional pro-rata amount to the Corporation with ten (10) days’ notice. Upon the Board’s approval of a Capital Call, a Stockholder Meeting shall be held within ten (10) days for the holders of Shares to vote upon confirmation of the Capital Call. If the Capital Call is approved and confirmed at the Stockholder Meeting, then within ten (10) days each Stockholder shall contribute to the Corporation a pro-rata amount per share of Stock.

If any stockholder is unable or unwilling to the capital contribution, then that Stockholder shall forfeit one share for each ten dollars ($10.00) in capital contribution not made. Forfeited shares shall be returned to the Corporation to be held as Treasury shares. Forfeited shares may be redeemed by the Stockholder who forfeited them by paying the contribution plus ten percent (10%) to the Corporation within thirty (30) days of the date the capital contribution was due.

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Section 15 Stock Transfer Restrictions. A Stockholder contemplating a sale or transfer of any shares of Stock in the Corporation to any third party shall first provide written Notice of Intent to Sell Stock to the Board and all the other Stockholders which shall include the name of the proposed purchaser and the full terms and conditions of the proposed sale. The other Stockholders shall have thirty (30) days from Notice of Intent To Sell Stock to give written Notice of Intent to Purchase Stock on the same terms and conditions as set forth in the Notice of Intent to Sell Stock.

If no Stockholder gives Notice of Intent to Purchase Stock within thirty (30) days, then the Stockholder may sell as set forth in the Notice of Intent to Sell Stock provided that a majority of the remaining Stockholders approve the sale or transfer to the proposed third-party purchaser.

Any purported sale or transfer of shares of Stock in the Corporation undertaken without compliance with all the provisions of Section 15 shall be void and without effect.

Any potential purchaser of shares of Stock in the Corporation Buyer shall be advised of the restrictions imposed by these By-Laws and Nevada law, including but not limited to Chapters 78, 78A, and 90 of the Nevada Revised Statutes.

Section 16 Definition of Preferences, Privileges, and Rights of Classes of Shares. The Corporation is authorized to issue 505,000,000 Shares of Stock. There shall be one class of common stock in the Corporation.

Section 17 Catch-All-Provision: If or when the Board desires to take action that is not specifically permitted in these By-Laws, then the authority of the Board shall be construed as broadly as reasonably possible to permit the Board to act in the best interests of the Corporation.

APPROVAL and ACCEPTANCE

The above By-Laws were adopted by the Board as the By-Laws of said Corporation by a unanimous vote of the Stockholders and Board Members for the Corporation.

IN WITNESS WHEREOF, the Director and Officers, and Stockholders of Invech Holdings, Inc. adopt these By-Laws.

Director and Officer Name: Rhonda Keaveney Title: CEO March 1, 2023	Stockholder Name: Small Cap Compliance, LLC Control Person: Rhonda Keaveney March 1, 2023

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